Exhibit 10.2

Dot Hill Systems Corp.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Dot Hill Systems Corp. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service.

This policy may be amended at any time in the sole discretion of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on the number of days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainers and fees are vested upon payment.

1.	Annual Board Service Retainer:
	a.	All Eligible Directors: $50,000 per year
	b.	Chairman of the Board: $85,000 per year

2.	Annual Audit Committee Service Fee:
	a.	Chairman of the Audit Committee: $20,000 per year
	b.	Member of the Audit Committee: $10,000 per year

3.	Annual Nominating and Corporate Governance Committee Service Fee:
	a.	Chairman of the Nominating and Corporate Governance Committee: $10,000 per year
	b.	Member of the Nominating and Corporate Governance Committee: $7,000 per year

4.	Annual Compensation Committee Service Fee:
	a.	Chairman of the Compensation Committee: $15,000 per year
	b.	Member of the Compensation Committee: $10,000 per year

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2009 Equity Incentive Plan, as amended (the “2009 Plan”), and the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan” and, together with the 2009 Plan, the “Plans”). All stock options granted pursuant to this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the applicable Plan) of the underlying Common Stock of the Company (the “Common Stock”) on the date of grant, and will have a term of seven years

Exhibit 10.2

from the date of grant (subject to earlier termination in connection with a termination of service as provided in the applicable Plan).

1. Initial Grant: On (a) the date of each Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option grant for 50,000 shares of Common Stock under the Directors’ Plan. The shares will vest monthly over a four year period after the date of grant such that the stock option is fully vested on the fourth anniversary of the date of grant and will (i) vest in full upon a Change in Control (as defined in the Directors’ Plan) that is consummated at least one year following the date of grant, or (ii) vest such that a total of 50% of the shares underlying such stock option will become vested upon a Change in Control that is consummated prior to the first anniversary of the date of grant, subject in each instance to the Eligible Director’s Continuous Service (as defined in the Directors’ Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each annual Company stockholder meeting, each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, (i) stock options for 15,000 shares of Common Stock under the Directors’ Plan and (ii) stock awards for 10,000 shares of Common Stock under the 2009 Plan. The shares will vest in full upon the earlier of the first anniversary of the date of grant or the consummation of a Change in Control (as defined in the applicable Plan), subject in each instance to the Eligible Director’s Continuous Service (as defined in the applicable Plan) through each such vesting date.